Exhibit 99.1

[Media Arts Group, Inc. Letterhead]

NEWS RELEASE

CONTACT: Herbert D. Montgomery
(408) 201-5000
www.mediaarts.com

THOMAS KINKADE COMPLETES ACQUISITION

OF MEDIA ARTS GROUP, INC.

MORGAN HILL, CA (January 29, 2004)—Media Arts Group, Inc. (NYSE: MDA) announced that at the special meeting of stockholders held today, Media Arts Group’s stockholders approved and adopted the Agreement and Plan of Merger, dated as of October 31, 2003 (the “Merger Agreement”), among Media Arts Group, The Thomas Kinkade Company (formerly known as Main Street Acquisition Company, Inc.,) a Delaware corporation (“Mergerco”), and Thomas Kinkade, pursuant to which Mergerco merged with and into Media Arts Group with Media Arts Group being the surviving corporation (the “Merger”).  As a result of the completion of the Merger, the entire equity interest in Media Arts Group is now owned by Mr. Kinkade and his affiliates.

Stockholders representing approximately 96% of the total outstanding shares of Media Arts Group common stock voted in favor of the Merger and approximately 4% voted “no.”  Of those stockholders who voted either for or against the Merger, excluding shares of Media Arts Group common stock owned by Mr. Kinkade, stockholders affiliated with him, and directors and officers of Media Arts Group and Mergerco, 94% voted in favor of the Merger and approximately 6% voted “no.”

Immediately following the special meeting of stockholders, the Merger was completed by filing a certificate of merger with the Secretary of State for the State of Delaware.  Media Arts Group has also filed notices with the Securities and Exchange Commission and the New York Stock Exchange requesting termination of registration and withdrawal from listing, respectively.  Media Arts Group expects the New York Stock Exchange to suspend trading in shares of the company’s common stock effective as of the end of the trading day today.

Mr. Kinkade expressed his appreciation for the success of his management team, advisors and bankers in completing this transaction.  The transaction was financed in part by borrowings from GE Corporate Financial Services.  Mr. Kinkade was advised in connection with this transaction by Gibson, Dunn & Crutcher LLP.  The independent directors of the Board of Directors of Media Arts Group were advised in connection with this transaction by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

Under the terms of the Merger Agreement, stockholders of Media Arts Group common stock, other than those who perfect appraisal rights under Delaware law, or Mr. Kinkade or his affiliated stockholders, will have the right to receive the merger consideration of $4.00 per share in cash, without interest.  Stockholders who hold their Media Arts Group shares in “street name”

will receive payment through their accounts pursuant to arrangements between Mellon Investor Services, LLC, Media Arts Group’s paying agent, and The Depository Trust Company.  Registered stockholders will receive instructions by mail from Mellon Investor Services, LLC regarding how to surrender their share certificates in exchange for the merger consideration.

Media Arts Group publishes the work of Thomas Kinkade and distributes his art and related collectibles through independently owned galleries worldwide, an extensive network of branded and licensed dealers, and strategic marketing relationships with such companies as Avon Products, Inc., QVC Inc. and more than 60 licensees.  For more information, please visit the company’s web site at www.mediaarts.com